Exhibit 99.1

ARCP Comments on Filing by Corvex Management LP

NEW YORK, NY December 29, 2014 - American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) today made the following statement in response to Corvex Management LP (“Corvex”):

The ARCP Board of Directors is pleased that Corvex shares its belief that ARCP is an attractive investment. ARCP has had constructive conversations with Corvex and appreciates its support of the actions the Board has taken to date. The Board will continue to prioritize transparency and an open dialogue with all stockholders, as well as the best path forward for the Company and its employees, as it seeks to stabilize and strengthen ARCP.

ARCP’s Board of Directors remains focused on working with its advisors to complete the Audit Committee’s previously announced investigation and any necessary restatements of ARCP’s financial statements as soon as possible as well as taking action on the business priorities announced last week.

About ARCP
ARCP is a leading, self-managed commercial real estate investment trust ("REIT") focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.
Forward-Looking Statements
The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts; the developments disclosed in this press release; the timing and definitive findings of the Audit Committee’s investigation, and whether any additional accounting errors or other issues are identified; the timing and impact on ARCP’s previously reported net loss and AFFO of the re-filing of ARCP’s financial statements; negative reactions from ARCP’s creditors, stockholders, or business partners to the findings of the Audit Committee’s investigation or the re-filing of its financial statements; the results of the reevaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s re-filing of its financial statements. All of the forward-looking statements made herein are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form

10-K for the year ended December 31, 2013 and ARCP’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Media Contact:
Andy Merrill
212-886-9304